Exhibit (d)(xxiii) under Form N-1A
                                            Exhibit 10 under Item 601/Reg. S-K



Adviser name changed to M&T Asset Management, a department of Manufacturers and Traders Trust Company - 5/01
                                 Amendment to
                             Subadvisory Contract
                                   between
                            Vision Group of Funds
                                     and
                    M&T Asset Management, a department of
                   Manufacturers and Traders Trust Company
                                     and
                   Independence Investment Associates, Inc.

      This Amendment to the Subadvisory Contract ("Agreement") dated November 1, 2000, between Vision Group of Funds ("Fund") on behalf of Vision Mid Cap Stock Fund and M&T Asset Management, a department of Manufacturers and Traders Trust Company and Independence Investment Associates, Inc. ("Service Providers") is made and entered into as of the 21st day of February, 2001.

      WHEREAS, the Fund has entered into the Agreement with the Service
Providers;

      WHEREAS, the Securities and Exchange Commission has adopted Regulation S-P at 17 CFR Part 248 to protect the privacy of individuals who obtain a financial product or service for personal, family or household use;

      WHEREAS, Regulation S-P permits financial institutions, such as the Fund, to disclose "nonpublic personal information" ("NPI") of its "customers" and "consumers" (as those terms are therein defined in Regulation S-P) to affiliated and nonaffiliated third parties of the Fund, without giving such customers and consumers the ability to opt out of such disclosure, for the limited purposes of processing and servicing transactions (17 CFR ss. 248.14) ("Section 248.14 NPI"); for specified law enforcement and miscellaneous purposes (17 CFR ss. 248.15) ("Section 248.15 NPI") ; and to service providers or in connection with joint marketing arrangements (17 CFR ss. 248.13) ("Section 248.13 NPI");

      WHEREAS, Regulation S-P provides that the right of a customer and consumer to opt out of having his or her NPI disclosed pursuant to 17 CFR ss.
248.7 and 17 CFR ss. 248.10 does not apply when the NPI is disclosed to service providers or in connection with joint marketing arrangements, provided the Fund and third party enter into a contractual agreement that prohibits the third party from disclosing or using the information other than to carry out the purposes for which the Fund disclosed the information (17 CFR ss. 248.13);

      NOW, THEREFORE, the parties intending to be legally bound agree as follows:

(a) The Fund and the Service Providers hereby acknowledge that the Fund may disclose shareholder NPI to the Service Providers as agents of the Fund and solely in furtherance of fulfilling the Service Providers' contractual obligations under the Agreement in the ordinary course of business to support the Fund and its shareholders.

(b) The Service Providers hereby agree to be bound to use and redisclose such NPI only for the limited purpose of fulfilling its duties and obligations under the Agreement, for law enforcement and miscellaneous purposes as permitted in 17 CFR ss.ss. 248.15, or in connection with joint marketing arrangements that the Funds may establish with the Service Providers in accordance with the limited exception set forth in 17 CFR ss. 248.13.

(c) The Service Providers further represent and warrant that, in accordance with 17 CFR ss. 248.30, it has implemented, and will continue to carry out for the term of the Agreement, policies and procedures reasonably designed to:
o insure the security and confidentiality of records and NPI of Fund customers,
o protect against any anticipated threats or hazards to the security or integrity of Fund customer records and NPI, and
o protect against unauthorized access to or use of such Fund customer records or NPI that could result in substantial harm or inconvenience to any Fund customer.

   4. The Service Providers may redisclose Section 248.13 NPI only to: (a) the Funds and affiliated persons of the Funds ("Fund Affiliates"); (b) affiliated persons of the Service Providers ("Service Provider Affiliates") (which in turn may disclose or use the information only to the extent permitted under the original receipt); (c) a third party not affiliated with the Service Providers of the Funds ("Nonaffiliated
      Third Party") under the service and processing (ss.248.14) or miscellaneous (ss.248.15) exceptions, but only in the ordinary course of business to carry out the activity covered by the exception under which the Service Providers received the information in the first instance; and (d) a Nonaffiliated Third Party under the service provider and joint marketing exception (ss.248.13), provided the Service Providers enter into a written contract with the Nonaffiliated Third Party that prohibits the Nonaffiliated Third Party from disclosing or using the information other than to carry out the purposes for which the Funds disclosed the information in the first instance.

   5.   The Service Providers may redisclose Section 248.14 NPI and Section
      248.15 NPI to: (a) the Funds and Fund Affiliates; (b) Service Provider Affiliates (which in turn may disclose the information to the same extent permitted under the original receipt); and (c) a Nonaffiliated Third Party to whom the Funds might lawfully have disclosed NPI directly.

   6. The Service Providers are obligated to maintain beyond the termination date of the Agreement the confidentiality of any NPI they receives from the Fund in connection with the Agreement or any joint marketing arrangement, and hereby agrees that this Amendment shall survive such termination.



WITNESS the due execution hereof this 21st day of February, 2001.

                          Vision Group of Funds


                          By:/s/ Beth S. Broderick
                             -------------------------------------
                          Name:  Beth S. Broderick
                          Title:  Vice President


                          M&T Asset Management, a department of
                          Manufacturers and Traders Trust Company


                          By:/s/ Kenneth G. Thompson
                             -------------------------------------
                          Name:  Kenneth G. Thompson
                          Title:  Vice President


                          Independence Investment Associates, Inc.


                          By:/s/ Miriam F. Cooper
                             -------------------------------------
                          Name:  Miriam F. Cooper
                          Title:  Chief Operating Officer